Exhibit 99.1
News Release                                    FirstEnergy

                                                UtiliCorp United


UtiliCorp Contacts
------------------
Media:      Ethan Hirsh - 816-467-3509
            Media Relations - 816-467-3000
Investors:  Ellen Fairchild - 816-527-1409

FirstEnergy Contacts
--------------------
Media:      Ralph DiNicola - 330-384-5939
Investors:  Kurt Turosky - 330-384-5500




    UTILICORP OFFERS TO ACQUIRE MIDLANDS ELECTRICITY FOR $2.1 BILLION;
            WILL HAVE A FINANCIAL PARTNER IN THE TRANSACTION

     KANSAS CITY, MO, October 18, 2001 - UtiliCorp United (NYSE:
UCU) and FirstEnergy Corp. (NYSE:FE) announced today that UtiliCorp has made an offer to FirstEnergy to purchase, with a financial partner, GPU, Inc.'s (NYSE: GPU) wholly-owned Avon Energy Partners Holdings subsidiary, the holding company for Midlands Electricity plc, for a total price of $2.1 billion. Midlands Electricity is the fourth-largest regional electricity company in the United Kingdom and serves 2.3 million network customers. The offer is subject to FirstEnergy's acceptance following completion of its merger with GPU, anticipated by year-end. Completion of the purchase also would be subject to the receipt by all parties of the applicable regulatory approvals.

     UtiliCorp and its financial partner expect to acquire all of the outstanding shares of Avon Energy Partners Holdings. Assets to be acquired include Midlands Electricity's 38,000-mile electric distribution network, an investment in the 1,875-megawatt Teesside Power generating plant in the United Kingdom, and investments in other energy businesses.

     The purchase price would include the assumption of approximately $1.7 billion of debt that would be off-balance sheet to UtiliCorp and non-recourse to UtiliCorp and its partner and approximately $362 million of equity to be provided by UtiliCorp and its partner on a 50/50 basis. UtiliCorp expects to account for its investment under the equity method of accounting.

     "We are extremely pleased about this opportunity to add Midlands Electricity to our

                                 - more -

UtiliCorp/FirstEnergy, Page Two


international network operations," said Robert K. Green, president and chief operating officer of UtiliCorp. "We expect this investment to be accretive to UtiliCorp's earnings and give us added confidence in achieving our financial objectives in 2002. This acquisition provides UtiliCorp a strategic platform for expanding its operations in Europe similar to our growth in Australia, where we made our initial investment in United Energy in 1995."

     "This proposed transaction is consistent with our strategy of focusing on the northeast quadrant of the United States, where we see our best opportunities for growth," said FirstEnergy Chairman and Chief Executive Officer H. Peter Burg. "At the same time, it strengthens our financial position through a substantial reduction in debt."

     Midlands Electricity serves the city of Birmingham and parts of Staffordshire, Gloucestershire, Shropshire, Hereford and Worcester. For the year ended March 2001, Midlands Electricity's sales tallied approximately $570 million and its earnings before interest and taxes totaled about $275 million.

     Morgan Stanley is serving as financial advisor to FirstEnergy and Deutsche Bank is serving as financial advisor to UtiliCorp.

     FirstEnergy Corp., headquartered in Akron, Ohio, is a diversified energy services holding company. Its subsidiaries and affiliates provide a wide range of energy and energy-related products and services, including the generation and sale of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; mechanical and electrical contracting and construction; energy management; telecommunications; and e-commerce. Upon completion of its merger with GPU, FirstEnergy's subsidiaries will produce more than $12 billion in annual revenues and serve 4.3 million electricity customers in Ohio, Pennsylvania and New Jersey, comprising the nation's fourth largest investor-owned electric system. More information is available at www.firstenergycorp.com.

     Based in Kansas City, Missouri, UtiliCorp is a multinational energy company with more than four million customers worldwide. It has been active in the United Kingdom for the past decade through its subsidiary Aquila, Inc., a major presence in energy trading and risk management. UtiliCorp also operates in the United States, Canada, New Zealand, and Australia. At June 30, 2001, it had $13.2 billion in assets and annual sales of $41.2 billion. More information is available at www.utilicorp.com.
                              - more -

UtiliCorp/FirstEnergy, Page Three

"Safe Harbor" Statement under the Private Securities Litigation Reform
----------------------------------------------------------------------
Act of 1995:
-----------

The terms "expected" or "expects" and similar expressions identify forward-looking statements. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although UtiliCorp believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: financial market conditions, including changes in exchange rates and interest rates, the failure to receive regulatory approvals or the imposition by regulatory bodies of substantial conditions; and the failure to reach an agreement for the sale of the investments in certain energy businesses on commercially acceptable terms.

                                ###